UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 22, 2013

Dear PCA Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders to be held at our corporate office, located at 1955 West Field Court, Lake Forest, Illinois, on Wednesday, May 1, 2013 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2012 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Paul T. Stecko Executive Chairman

Mark W. Kowlzan Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2013 ANNUAL MEETING OF STOCKHOLDERS

May 1, 2013

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, on Wednesday, May 1, 2013, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the nine nominees for director named in the proxy statement for a one-year term to expire at the 2014 Annual Meeting of Stockholders;

•	approve our Amended and Restated 1999 Long-Term Equity Incentive Plan;

•	vote on a non-binding proposal to approve our executive compensation;

•	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 11, 2013 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 22, 2013

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2013 Annual Meeting of Stockholders to be held on May 1, 2013, at 8:30 a.m., central time, at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 22, 2013 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2014 Annual Meeting of Stockholders (Item 1);

•	approving the Amended and Restated 1999 Long-Term Equity Incentive Plan (Item 2);

•	voting on a non-binding proposal to approve our executive compensation (Item 3); and

•	ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors (Item 4).

The board of directors recommends that you vote your shares FOR each of the director nominees and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 11, 2013, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 28, 2013, we had 98,154,775 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for any items other than Item 4 (ratification of auditors).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees) or the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than April 29, 2013.

What vote is required to approve each item?

Election of Directors.    The election of directors at the 2013 meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.    The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2, 3 and 4. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2013 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 1, 2013

This proxy statement and our 2012 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has nine members. Our board is not classified, meaning that all directors are elected annually. The nine nominees named below are proposed to be elected at this annual meeting to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 68 years old and has served as Executive Chairman of PCA since July 2010. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010 and as chairman of PCA’s board of directors since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in our industry and general business experience, including more than ten successful years as our chairman and chief executive officer.

Cheryl K. Beebe is 57 years old and has served as a director of PCA since May 2008. Ms. Beebe is the Executive Vice President and Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers and has served as Chief Financial Officer of Ingredion since February 2004. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Hasan Jameel is 58 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Mark W. Kowlzan is 58 years old and has served as Chief Executive Officer and a director of PCA since July 2010. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President—Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in our industry, especially in operational, technical and environmental matters, and his familiarity with our business through his leadership of our containerboard mill system and our company.

Robert C. Lyons is 48 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Chief Financial Officer of GATX Corporation, a rail, marine and industrial equipment leasing company, since November 2004 and as Senior Vice President of GATX since April 2007. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Samuel M. Mencoff is 56 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Boise Cascade Company and Smurfit Kappa Group Limited. Mr. Mencoff has served on the board of Great Lakes Dredge & Dock Corporation during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 66 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter has served on the board of directors of Pactiv Corporation during the past five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 44 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles is a member of the board of directors of Boise Cascade Company. Mr. Souleles has served on the boards of directors of BWAY Holding Company, Great Lakes Dredge & Dock Corporation, Magellan Midstream Partners, LP, US Power Generating Company and Boise, Inc. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

James D. Woodrum is 50 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as a member of the faculty of the Wisconsin School of Business at the University of Wisconsin — Madison and consultant since 2007. Prior to joining the university, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believe that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our executive chairman, and Mark W. Kowlzan, our chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 28, 2013 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationship in making its determination.

We purchase raw materials in the ordinary course of business from Ingredion Incorporated, which employs Ms. Beebe as Executive Vice President and Chief Financial Officer. The amount of 2012 purchases was less than 0.5% of the 2012 sales of each of Ingredion and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute seven of the nine nominees for election to the board, are independent: Cheryl K. Beebe, Hasan Jameel, Robert C. Lyons, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2012 Board of Directors Meetings

The board met four times during 2012. All nominees for election at the 2013 annual meeting attended all of meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2012 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2013 Annual Meeting of Stockholders.

Leadership Structure

Mr. Stecko served as our chairman and chief executive officer from our inception in 1999 through July 2010. During Mr. Stecko’s tenure, the roles of chair and chief executive officer were combined because of his significant experience serving on and leading corporate boards (ours and others), as well as the efficiency and effectiveness of board conduct and proceedings gained from his familiarity with our operations, enabling the board to focus on the most relevant decisions, issues and risks involving the company. With the succession of Mark W. Kowlzan to the chief executive officer position in July 2010, the chairman and chief executive officer roles were split between Mr. Stecko, who remained as chairman, with responsibility for key strategic matters of the company along with board communication and leadership, and Mr. Kowlzan. As both individuals are members of management and executive officers of the company, the advantages described above were retained with greater balance of power and experience between the chairman, the chief executive offer and the remainder of the board.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “presiding independent director.” The presiding independent director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the presiding independent director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liason between the management directors and independent directors when circumstances dictate; and perform such other functions as the independent directors may designate from time to time. The independent directors regularly meet in executive sessions, and did so four times (i.e., at every board meeting) during 2012.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, general counsel, executive chairman and chief executive officer, periodically presents and discusses with the board an overall risk assessment focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 28, 2013 board meeting. Key topics included the assessment of our environmental, health and safety management and compliance programs, our legal compliance programs and objectives, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met one time during 2012.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

For more information on consideration of nominees for our board, see “Other Information—Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must be a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). Compensation committee members must also satisfy all independence standards applicable to compensation committee members as set forth in the rules of the New York Stock Exchange. All compensation committee members were determined to satisfy these standards. The committee met six times during 2012.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The written charter of the compensation committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee is determined by its chairman with the assistance of our executive chairman and our general counsel and corporate secretary. The executive chairman and our general counsel and corporate secretary regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer, the executive chairman and the other named executive officers, the committee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, the executive chairman and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisers, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation. The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Audit Committee

Ms. Beebe (Chair), Dr. Jameel and Mr. Lyons serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe and Mr. Lyons is an “audit committee financial expert” within the meaning of SEC rules. The committee met nine times during 2012.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Interested Party, Including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding independent director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1955 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

APPROVAL OF THE AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

ITEM NO. 2 ON PROXY CARD

On February 28, 2013, our board of directors approved the amendment and restatement of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”), subject to stockholder approval at the 2013 annual meeting. The board has long believed that awards under the Plan provide appropriate incentives to PCA officers, directors and employees to maximize stockholder value and otherwise contribute to the success of PCA. The amendment and restatement of the plan will allow PCA to continue to grant equity and equity-based awards, as well as cash-incentive awards.

The board has determined that it would be desirable to make the following amendments to the Plan:

•

extend the term of the Plan by ten years from the date that the amendment and restatement is approved by the stockholders and to increase the number of shares of common stock available for issuance under the Plan by 2,000,000;

•	expand the ability to grant performance-based awards, including cash-incentive awards under the Plan, and to expand the performance criteria on which such awards may be based;

•	amend the share counting provisions to provide that shares that are tendered or withheld in payment of the exercise price or taxes payable are not added back to the share reserve under the Plan; and

•	expand the types of Full Value Awards (as described below) that may be granted under the Plan.

As of December 31, 2012, PCA had approximately 509,042 shares available for awards under the Plan through October 19, 2014.

Summary of the Plan

A copy of the Plan is attached to this proxy statement as Appendix A. As required, the principal features of the Plan as amended are described below, but such description is qualified in its entirety by reference to the complete text of the Plan. The amendment and restatement will not become effective unless stockholder approval is obtained at the annual meeting.

General Information

The Plan provides for grants of Non-Qualified Stock Options and Incentive Stock Options (collectively, “Options”), stock appreciation rights (“SARs”), Full Value Awards (including restricted stock, stock units and performance awards) and cash-incentive awards. Directors, officers and employees of PCA and its subsidiaries, as well as others who engage in services for PCA or its subsidiaries, are eligible for grants under the Plan. The purpose of the Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to the success of PCA and to enable PCA to attract, retain and reward the best available persons for positions of responsibility.

Shares Available for Issuance Under the Plan; Limitations on Grants

As of December 31, 2012, there were 509,042 shares of common stock available for future awards, 278,580 shares of our common stock that could be issued on the exercise of outstanding Options, and 1,771,664 unvested shares of restricted stock outstanding, which together represent 2.6% of our outstanding common stock on a fully-diluted basis as of that date. If the Plan is approved by stockholders, there will be 2,509,042 shares available for future awards through the tenth anniversary of stockholder approval of the Plan, which together with stock that may be issued on the exercise of outstanding Options and unvested shares of restricted stock, would represent 4.7% of our outstanding common stock as of December 31, 2012. If the Plan is approved by stockholders, the total number of shares authorized for past and future awards is 10,550,000.

If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited, the shares will again be available for issuance under the Plan. In addition, shares subject to any awards that are issued by PCA in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the PCA or any of its subsidiaries or with which PCA or any subsidiary combines will not count against the Plan limit or the individual limits (described below).

The maximum number of shares of common stock that may delivered pursuant to the exercise of Incentive Stock Options under the Plan cannot exceed the Plan limit of 10,550,000. The Plan also provides that the maximum number of shares that may be delivered to any one participant during any one calendar-year period pursuant to Options, SARs or Full Value Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) is 400,000 for each type of award. With respect to cash-incentive awards that are intended to be performance-based for purposes of Code Section 162(m), the maximum amount payable to any one participant with respect to any twelve month performance period (pro rated for performance periods lesser or greater than twelve months) is $5,500,000.

The Plan has been in effect since 1999 and is the only equity compensation plan under which shares of PCA common stock have been awarded. In each case, the number of shares (as well as the exercise price of Options and SARs and the limits on individual grants) is subject to adjustment in the event of a reorganization, stock split, merger, stock dividend, other asset distribution (other than normal cash dividends) or similar change in the corporate structure of PCA or the outstanding shares of common stock. Shares reserved for issuance under the Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

To the extent provided by the Committee (as defined below), any award under the Plan may be settled in cash rather than shares of stock.

Administration

The Plan is administered by a “Committee” which generally will be the compensation committee of the Board; provided, however that the Committee with respect to awards to non-employee directors will be the Board. In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws) who are independent for purposes of stock exchange listing requirements and, in the case of awards that are intended to be performance-based compensation for Code Section 162(m) purposes, who are outside directors within the meaning of Code Section 162(m). The Committee selects award recipients under the Plan, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the Plan. Subject to stock exchange rules, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it.

Eligibility

Directors, officers and employees of PCA and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive awards under the Plan. However, no award will be effective prior to the date that an eligible individual begins providing services for us and only employees may receive grants of Incentive Stock Options. In each case, the Committee will select the actual participants. As of February 28, 2013, there were approximately 250 directors, officers and employees expected to be eligible to participate in the Plan. We expect to make awards that are intended to qualify as performance-based compensation under Code Section 162(m) only to the company’s executive officers, of which there were eight as of February 28, 2013.

Options and SARs

Under the Plan, the Committee may award Incentive Stock Options conforming to the provisions of Code Section 422, Non-Qualified Stock Options which do not conform to the requirements of Code Section 422 and SARs. Incentive Stock Options may only be granted to employees of PCA and its eligible corporate subsidiaries.

The Committee will determine the exercise price of any Option and SAR in its discretion. However, the exercise price of any Option or SAR may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an Incentive Stock Option awarded to a person who owns stock constituting more than 10% of PCA’s voting power may not be less than 110% of the fair market value on the date of grant. Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by PCA’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to PCA as consideration for the grant of a replacement Option or SAR with a lower exercise price. In addition, unless approved by PCA’s stockholders, in no event will any Option or SAR be surrendered to PCA in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is less than the then current fair market value of a share of PCA common stock. PCA may not pay dividends or dividend equivalents on outstanding Options or SAR.

The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion. However, the maximum term of an Option or SAR may not exceed ten years from the date of grant or, in the case of an Incentive Stock Option granted to a person who owns stock constituting more than 10% of the PCA’s voting power, five years from the date of grant. In addition, all Options and SARs under the Plan, whether or not then exercisable, generally cease vesting when a participant ceases to be a director, officer or employee of, or to otherwise perform services for, PCA or its subsidiaries and remain exercisable for 90 days after the participant’s termination of employment or service as long as the participant does not engage in competition during that period. The Plan provides, however, that, unless otherwise provided by the Committee, the following special vesting and expiration rules will apply (but in no event will the Option or SAR be exercisable after the expiration of the term as summarized above):

•

If the participant’s employment or service with PCA and its subsidiaries terminates due to death or disability, Options and SARs will be fully vested and will remain exercisable for 180 days post-termination.

•

If an employee participant’s employment or service with PCA and its affiliates terminates on or within one year following a Change in Control (as defined in the Plan) by reason of termination by the participant for good reason or by the company other than for cause (good reason and cause as defined in the Plan), Options and SARs will be fully vested and will remain exercisable for one year post-termination.

•	If the participant’s employment or service with PCA and its affiliates is terminated for cause, Options and SARs will terminate on the day prior to the termination.

The Committee will determine the procedures pursuant to which Options and SARs may be exercised; provided, however, that any SAR will be automatically exercised prior to its expiration date if, upon that date, the fair market value of a share of PCA common stock is greater than the exercise price of the SAR. Upon exercise of the SAR, the participant will receive a number of shares of common stock having a fair market value equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised. Unless otherwise provided by the Committee, the exercise price of any Option may be paid in any of the following ways (or combination thereof):

•	in cash,

•	by delivery of shares of common stock with a fair market value equal to the exercise price that have been held by the participant for at least six months, and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

Full Value Awards

Under the Plan, the Committee may award “Full Value Awards” which is the grant of one or more shares of PCA common stock or a right to receive one or more shares of PCA common stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Full Value Awards may be subject to certain terms and conditions, including that they may be in consideration of previously performed services or surrender of other compensation, contingent on achievement of performance or other objectives during a specified time (including completion of a period of service), or subject to a substantial risk of forfeiture or other restrictions. The committee may determine other terms and conditions applicable to Full Value Awards, including provisions relating to dividends or dividend equivalents.

Except for (1) awards granted in lieu of other compensation, and (2) grants that are a form of payment of earned performance awards or other incentive compensation, if an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with PCA or its subsidiaries, without achievement of performance targets or other performance objectives being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three year period and to acceleration of vesting in the event of the participant’s death, disability, involuntary termination, retirement or in connection with a Change in Control).

Performance-Based Compensation

PCA anticipates that any compensation deemed paid by it in connection with exercises of Options or settlement of SARs granted in the future under the Plan will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain executive officers of PCA. Accordingly, it is expected that all compensation deemed paid with respect to those Options and SARs will remain deductible by PCA without limitation under Code Section 162(m).

Full Value Awards and cash-incentive awards granted under the Plan may be designated and structured as performance-based compensation that is intended to be deductible under Code Section 162(m). To the extent required by Code Section 162(m), any Full Value Award or cash-incentive award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee, which performance targets will be based on one or more of the following performance criteria:

•

earnings, including pre-tax income or after-tax income, operating income, earnings before or after taxes, earnings before or after interest, taxes, depreciation, amortization, or book value per share or net earnings;

•	earnings per share (basic or diluted);

•	operating profit;

•	revenue, revenue growth or rate of revenue growth;

•

return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity;

•	returns on sales or revenues;

•	operating expenses;

•	stock price appreciation or total shareholder return;

•

cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends);

•	implementation or completion of critical projects or processes;

•	economic profit;

•	cumulative earnings per share growth;

•	operating margin or profit margin;

•	cost targets, reductions and savings, productivity and efficiencies;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

•

personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

•	improvement in or attainment of expense levels or working capital levels; or

•	any combination of, or a specified increase in, any of the foregoing.

Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the PCA or a subsidiary or a division or strategic business unit of the PCA or any subsidiary, or may be applied to the performance of PCA relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.

The performance targets set by the Committee may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the performance targets will be determined in accordance with generally accepted accounting principles, if applicable, and will be subject to certification by the Committee; provided, however, that the Committee shall have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events and the cumulative effects of changes in tax or accounting principles identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings.

Nothing in the Plan precludes the Committee from granting Full Value Awards or cash-incentive awards under the Plan or the Committee or the company from granting any cash-incentive awards outside of the Plan that are not intended to be performance-based compensation for purposes of Code Section 162(m). The Committee reserves the right to determine whether any award under the Plan will be intended to constitute performance-based compensation for purposes of Code Section 162(m).

Withholding Taxes and Transferability of All Awards; Notices to Participants

All awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of common stock which the Participant already owns or to which a participant is otherwise entitled under the Plan; provided, however, previously-owned shares that have been held by the participant or shares to which the participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact). PCA, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares under the Plan.

Unless the Committee determines otherwise, no award made under the Plan will be transferable other than by will or the laws of descent and distribution or to a participant’s family member by gift or qualified domestic relations order, and each award may be exercised only by the participant, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

The terms and conditions of each award made under the Plan, including vesting requirements, will be set forth consistent with the Plan in a written (including electronic) notice to the participant.

Amendment and Termination of the Plan and Awards

The Board or the Committee may amend or terminate the Plan at any time and the Committee may amend any award under the Plan; provided, however, that, no amendment or termination may, in the absence of consent to the change by the affected participant (or beneficiary, if applicable), adversely affect the rights of any participant (or beneficiary) under any award granted under the Plan prior to such amendment or termination is adopted. Adjustments pursuant to corporate transactions and restructurings shall not be subject to the foregoing limitations. In addition, the provisions of the Plan relating to repricing of Options and SARs cannot be amended without the approval of PCA’s stockholders and no other amendment will be made to the Plan without the approval of PCA’s stockholders if the approval is required by law or the rules of any stock exchange on which our common stock is listed.

It is our intention that to the extent that any provisions of the Plan or any award under the Plan are subject to Code Section 409A, the Plan and the awards comply with the requirements of Code Section 409A and that the Board will have the authority to amend the Plan as it deems necessary to conform to section 409A. PCA, however, does not guarantee that awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to any award to cause such compliance.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Plan. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Non-Qualified Stock Options. Generally, the grant of an Non-Qualified Stock Option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of common stock acquired over the exercise price for those shares of common stock, and PCA will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of common stock will be treated as capital gains and losses, with the basis in such shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

The exercise of an Non-Qualified Stock Option through the delivery of previously acquired common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of common stock surrendered and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gains purposes, the same holding period as the shares of common stock that are given up. The value of the shares of common stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of common stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of common stock determined at the time of exercise.

Incentive Stock Options. Generally, the grant of an Incentive Stock Option will not result in taxable income to the participant. The exercise of an Incentive Stock Option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of PCA and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of common stock at the time of the exercise of an Incentive Stock Option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the Incentive Stock Option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the Incentive Stock Option exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the Incentive Stock Option or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and PCA will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to PCA, at the time of the disposition of the shares of common stock , in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price. If the amount realized exceeds the value of the shares of common stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of common stock.

The exercise of an Incentive Stock Option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of common stock given up and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gain purposes, the same holding period as the shares of common stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of common stock to receive Incentive Stock Option treatment. Common shares received in excess of the number of shares of common stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of common stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of common stock received from the exchange, it will be treated as a disqualifying disposition of the shares of common stock with the lowest basis.

If the exercise price of an Incentive Stock Option is paid with shares of common stock acquired through a prior exercise of an Incentive Stock Option, gain will be realized on the shares of common stock given up (and will be taxed as ordinary income) if those shares of common stock have not been held for the minimum Incentive Stock Option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of common stock received.

SARs. Generally, a participant will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of common stock received by the participant as a result of such exercise. PCA will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

PCA generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Plan Benefit Information

The specific individuals who will be granted awards under this new authorization and the type and amount of any such awards will be determined by the compensation committee, subject to the annual limits on the maximum amounts that may be awarded to any individual, as described above. Accordingly, future awards to be received by particular individuals are not presently determinable. During 2012, 385,065 shares of restricted stock were awarded to employees, of which 169,750 shares of restricted stock in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement, and 9,863 shares were awarded as directors’ fees. Since 2008, restricted stock has been the only form of award made under our equity compensation plan (i.e., we have not awarded any stock options) and, in each year since then, we have awarded less than 0.6% of our outstanding shares as equity awards.

Authorization of Securities under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans at December 31, 2012 are as follows. The 1999 Long-Term Incentive Plan is the only plan under which equity incentive plan awards were made.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(a)	Weighted- average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (b)
Equity compensation plans approved by security holders	278,580	$23.65	509,042
Equity compensation plans not approved by security holders	—	—	—

Total	278,580	$23.65	509,042

(a)	Does not include 1,771,664 shares of unvested restricted stock awarded pursuant to the Plan.

(b)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the Amended and Restated 1999 Long-Term Equity Incentive Plan.

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate and competitive and aligns the interests of management and our shareholders. We believe that our program has been a key factor in driving consistently strong performance in the paper and packaging industry.

The following features are key elements of our compensation program:

•

annual comparative assessments of our compensation against a peer group of similarly-situated companies, comprised of direct competitors, companies in related industries and local manufacturing companies;

•	competitive base salaries, perquisites and retirement, health and welfare benefits;

•	annual cash incentive awards determined by our compensation committee based on affordability and key internal and external performance measures; and

•

four-year cliff vesting on our equity awards (vesting in its entirety on the fourth anniversary on the award) to ensure long-term focus and retention, and which has resulted in significant share ownership among our management team.

In 2012, we achieved record results, including $2.06 of diluted earnings per share excluding special items (compared to our previous record of $1.62 per share), outperformed our annual operating plan earnings target by 11% and outperformed our competitors’ margins. We also achieved record volume in our corrugated products business and record production at our mills. Our performance resulted in cash incentive awards to the named executive officers at 157% of target on average, which represented approximately 135% of the value of our 2011 award payments.

We will continue to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 4 ON PROXY CARD

The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2013, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2013

Fees to the Independent Registered Public Accounting Firm

Audit Fees. Fees for audit services totaled approximately $1,885,000 in 2012 and $1,507,000 in 2011, including fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, comfort letters, consents and other services related to SEC matters, and accounting consultations.

Audit-Related Fees. Fees for audit-related services totaled approximately $103,000 in 2012 and $128,000 in 2011. Audit-related services principally include benefit plan audits and accounting consultations services reasonably related to the audit.

Tax Fees. Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2012 or 2011.

All Other Fees. We did not pay any other fees to Ernst & Young LLP in 2012 or 2011.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2012, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with Ernst & Young LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosure and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 28, 2013 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Hasan Jameel

Robert C. Lyons

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors (referred to in this section as the “committee”). The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the “named executive officers”), and reviews the components of their compensation.

Our executive compensation program has been designed to achieve the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

2012 Summary

PCA achieved excellent performance in 2012, generating record earnings of $2.06 per share, excluding special items1, industry-leading margins and substantial returns for its investors. PCA’s executive compensation reflected that performance and the successful implementation of strategic initiatives driven by the named executive officers. Important compensation actions during 2012 include:

•	revision of PCA’s compensation peer group to achieve an appropriate size and mix of direct industry competitors, companies in related industries and local manufacturing companies;

•

increasing the total compensation of its CEO, Mark Kowlzan, to a level reflective of PCA’s success in his first two years on the job, taking into account PCA’s performance and the results of the assessment of his compensation against the peer group;

•	paying annual incentive awards to the named executive officers at an average of 157% of target, reflecting record earnings in excess of the annual operating plan target, and industry-leading margins;

•

awarding long-term compensation in the form of four-year cliff vested restricted stock to achieve an appropriate long-term incentive as well as competitive total compensation for the executive officers; and

•	adopting formal stock ownership guidelines and compensation recovery policy in the event of the restatement of our financial statements.

Last year’s say-on-pay vote was approved by approximately 78% of the stockholders voting on the matter. The committee considered that last year’s say-on-pay vote was approved by a wide margin and did not significantly change the design or objectives of the compensation program during 2012 as a result of the advisory vote. PCA believes that the compensation awarded to its named executive officers

[1]	Diluted earnings per share excluding special items is a non-GAAP financial measure. Important information regarding our use of non-GAAP financial measures and a reconciliation to the most comparable measure reported in accordance with GAAP are included in Item 7 of our Form 10-K filed with the Securities and Exchange Commission on February 28, 2013, under the caption “Reconciliation of Non-GAAP Financial Measures to Reported Amounts”.

during 2012 was appropriate in light of the company’s performance and that various actions taken during the year, including the adoption of the policies described above, should be positively received by its stockholders. PCA’s executive compensation program is discussed in more detail below.

Elements of Compensation

The total compensation program for the named executive officers includes base salary, annual performance-based cash incentive compensation, long-term equity incentive compensation, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee considers both compensation assessments prepared by Meridian Compensation Partners, LLC (as described below) and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we believe that this is an important part of the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. The assessments include the compilation of compensation data from the peer group companies approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Meridian provided no other services to us in 2012. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and, other than providing these compensation assessments and general information regarding competitive compensation practices, have not participated in any compensation decisions or the design of our executive compensation program.

During 2012, PCA revised its peer group, primarily to achieve an appropriately-sized group of 12 peer companies. The peer group was proposed internally by PCA’s human resources and finance departments and reviewed and approved by the committee. The group was selected based on a variety of criteria relative to PCA, including: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related industries (generally paper or packaging) and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization and (3) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The following companies were selected to be part of the peer group:

Company	Reason
AptarGroup Inc.(1)	Related industry
Bemis Company, Inc.(1)	Related industry
Boise, Inc.(2)	Direct industry competitor
Ingredion Incorporated(1)	Local manufacturing company
Graphic Packaging Holding Company(2)	Related industry
Greif, Inc.(2)	Related industry
MeadWestvaco Corporation(2)	Related industry
Rock-Tenn Company(1)	Direct industry competitor
Sealed Air Corporation(2)	Related industry
Silgan Holdings Inc.(2)	Related industry
Sonoco Products Company(1)	Related industry
Tenneco, Inc.(2)	Local manufacturing company

(1)	Included in PCA’s compensation peer group in 2011.
(2)	Added to PCA’s compensation peer group in 2012.

Former direct competitors Smurfit Stone Container Corporation and Temple Inland, Inc., as well as local manufacturing company, Nalco Holding Company, were removed from PCA’s 2011 compensation peer group because they were acquired after January 1, 2011 and no longer reported executive compensation information on a stand-alone basis. Potlatch Corporation was removed from the peer group because we did not view it as operating in a sufficiently related industry.

Meridian completed a compensation assessment using the peer group noted above, using the most recently filed proxy statements to obtain comparative 2011 compensation data. The assessment excluded the impact of 2011 retention equity awards made to Mr. Kowlzan and Mr. Hassfurther, which the committee viewed as special in nature and not part of ordinary long-term or annual compensation.

•

Our CEO, Mr. Kowlzan, had total compensation below the competitive median, primarily as a result of long-term compensation being significantly below median. Annual base salary was below the competitive median and total cash compensation (reflecting the 2011 annual incentive award, which paid at 121% of target) was above median but below the 75th percentile.

•

Our Executive Vice President-Corrugated Products, Mr. Hassfurther, had total compensation at approximately the 75th percentile of the competitive group when compared to the second highest paid named executive officers, with base salary and cash compensation slightly above the 75th percentile and long-term compensation between the median and the 75th percentile.

•

Our CFO, Mr. West, had total compensation between the median and the 75th percentile when compared to other CFOs in the competitive group. Base salary and long-term compensation were approximately median and total cash compensation was around the 75th percentile.

•

Mr. Walton, our Senior Vice President—Sales and Marketing, Corrugated Products, had total compensation, cash compensation and long-term compensation at approximately the median when compared to the fifth highest paid named executive officers.

Mr. Stecko has served as our executive chairman since July 2010. His compensation is determined by an employment agreement approved in connection with the execution of our management succession plan transition during 2010 and he no longer receives long-term equity incentive awards.

The committee uses these assessments to help ensure that our executive compensation is appropriate, competitive and reflective of performance. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

The results of 2012 and prior assessments partially drove the following decisions:

•

Mr. Kowlzan, our CEO since mid-2010, received increases to all elements of his compensation from 2011 levels. His initial compensation reflected that he was new to his position. As Mr. Kowlzan has gained experience and PCA has successfully achieved key strategic objectives under his leadership, the committee increased his total compensation to an appropriate level for the CEO position in light of PCA’s performance.

•

Mr. Hassfurther, the leader of our corrugated products business, also received increases to all elements of his compensation because, under his leadership, PCA’s corrugated products business has achieved growth significantly in excess of industry growth, while retaining industry-leading margins.

Mr. Hassfurther also has 35 years experience with our company in the corrugated products industry, most of which has been served in senior leadership positions significantly driving the growth and success of our business.

The committee was satisfied with the results of the assessment as to the level and mix of compensation for the other named executive officers.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer’s base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the peer group data and assessments described above. A named executive officer’s base salary is typically set between 80% and 125% of the mid-point of the range. The salary ranges for the named executive officers were not changed significantly during the year.

Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. Each named executive officer received a 3% merit-based increase at the beginning of 2012. Mr. Kowlzan and Mr. Hassfurther received an additional 3% increase at the beginning of 2012 to reflect additional experience in their positions and performance.

Annual Cash Incentive Awards

Each of our named executive officers is eligible to receive annual cash incentive awards under our Performance Incentive Plan. The Performance Incentive Plan provides for compensation that is intended to qualify as “performance based” compensation that is fully tax deductible to PCA under Section 162(m) of the Internal Revenue Code. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The named executive officers and certain other executive officers participate in the plan.

Under the plan, on February 21, 2012, the committee established an overall base incentive award pool available for participants in the plan equal to 2% of the company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year, subject to the plan’s overall maximum pool amount of $10,000,000. The committee established a base award amount for each participant equal to each participant’s participation percentage of the pool (determined to be 30% for Mr. Kowlzan, 20% for each of Mr. Stecko and Mr. Hassfurther, 12.5% for Mr. West and 10% for Mr. Walton) multiplied by the pool amount. The committee has the discretion to reduce, but not increase, the actual award for each participant from his base award amount. In practice, at the same time the incentive award pool is established, the committee establishes target and maximum award levels for each participant, which in no event may exceed the base award amount, as well as performance measures for the year that will be considered for purposes of determining actual awards. For 2012, the award pool was fully funded to its maximum of $10,000,000 based on PCA’s EBITDA for the year. The committee used its discretion to reduce the actual award for each participant from his base award amount.

At the February 21, 2012 meeting, the committee established a target award for each participant and a maximum award equal to twice the target award. The 2012 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, were as follows: approximately 105% for Mr. Kowlzan ($1,025,000 target award); 100% for Mr. Hassfurther ($680,000 target award); 95% for Mr. West ($475,000 target award); and 80% for Mr. Walton ($280,000 target award). The target award for Mr. Stecko as executive chairman under his employment agreement is $800,000, which was approximately 82% of his 2012 base salary.

As part of the committee’s determination to increase their compensation relative to the compensation peer group and establish appropriate levels for their positions based upon their experience and performance, target award levels were increased from 2011 for Mr. Kowlzan by $50,000, Mr. Hassfurther by $55,000 and Mr. West by $25,000. Target awards for the other named executive officer positions were not changed.

To evaluate performance and determine actual award amounts in relation to the target awards, the committee assesses (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which may not, in any event, exceed the base award amount. These factors were unchanged from prior years.

At its February meeting each year, the board reviews and approves our annual operating plan, which is prepared by management. As in 2011 and prior years, the committee established the achievement of the earnings per share target set forth in the approved plan, excluding special items (identified below), as a performance measure for 2012. Because of the sensitivity of our earnings to changes in published containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, the annual operating plan’s earnings per share target is adjusted to take into account the difference between actual containerboard price changes reported by industry publications (and the timing of any changes) and plan assumptions. Taking into account the actual timing and amount of reported containerboard price changes, the 2012 annual operating plan’s earnings per share target, excluding special items, was $1.85.

The committee also determines the competitive group and measure(s) for which performance will be compared. The competitive group is intended to include only direct competitors in our industry and, accordingly, is not intended to be the same as our compensation peer group described above under “— Comparative Assessments.” The competitive group was the containerboard divisions or segments of Boise, Inc., International Paper Company and Rock-Tenn Company. Temple Inland, Inc., which was previously in the competitive group in past years was acquired by International Paper Company during 2012. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public. Also, as in 2011 and prior years, profit margins, which are expressed as various earnings measures as a percentage of sales revenue, served as the 2012 performance measures. The earnings measures considered in calculating margins were earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization (EBITDA) in order to compare performance while taking into account differences between the competitors that may affect comparability. The goal was to exceed the average margins of the competitive group. As these are comparative measures, numerical targets are not set at the beginning of the year, and our performance for the year was compared to that of the competitive group after the end of the year, based on actual performance.

Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

At the end of each year, our executive chairman prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. The committee has the sole authority to determine the awards to named executive officers under the plan, subject to the requirements of the plan, and, in practice, determines the award in executive session without management present. In determining the awards, the committee first certifies the degree to which the pre-determined performance measures were achieved based upon PCA’s actual performance and, based on such level of achievement, establishes the base incentive award pool and the individual base incentive awards for the performance period. Then, the committee reduces each individual’s actual incentive award as compared to the individual’s base incentive award taking into account the factors described above. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee will consider that adjustment when making the next year’s award or, at their discretion, may attempt to recover all or a portion of any awards made. In addition, the committee has adopted an executive compensation recovery policy in the event of restatement of our financial statements, as described below under “— Policies Applicable to Executive Officers — Compensation Recovery Policy.”

Incentive awards for 2012 to the named executive officers averaged 157% of the 2012 target awards. In addition to comparing awards to approved target levels, the committee also compares its current year awards with prior year awards as part of its determination to ensure that awards are appropriate and consistent. The committee considered that awards at 135% of the prior year’s awards for comparable positions were appropriate. In determining the actual awards, the committee primarily considered the following factors:

•

Excluding the effect of special items (alternative energy tax credits, debt refinancing charges and plant closure costs), we achieved earnings of $2.06 per share in 2012. This represented record earnings (exceeding the previous record of $1.62 by 27%) and demonstrated a high level of affordability for annual incentive awards.

•	Excluding special items, PCA’s earnings per share, excluding special items, exceeded the annual operating plan target of $1.85 per share by 11%.

•

Margins again exceeded the average containerboard segment margins reported by the competitive group described above, with PCA exceeding all of the competitors on EBITDA margins to a greater degree than the prior year.

•

In its analysis of the business and economic conditions underlying PCA’s performance, the committee noted that the PCA’s record performance occurred in a “flat” year for the industry (0.2% growth in corrugated products volume), with PCA achieving 6.6% growth in corrugated products volume (and 3.6% growth without the benefit of recent acquisitions).

•

Results reflected the success of key strategic initiatives led by the named executive officers, including significant contributions from the energy optimization projects completed at our linerboard mills in 2011 and from acquisitions and strategic investments completed in our corrugated products business from 2010 to 2012. These strategic initiatives helped lead to record earnings, sales, containerboard mill production and corrugated products volume, culminating in an exceptional year for the company.

Long Term Equity Incentive Plan

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our awards of restricted stock with four-year cliff vesting as the primary component of equity compensation serve an important employee retention incentive and emphasize long-term performance. We also believe that awarding restricted stock lowers the potential impact of dilution to shareholders, when compared to stock options or other forms of awards, which is another important consideration in our decision to award restricted stock. In each of the last three years (in which restricted stock served as the only form of award), we have awarded less than 0.6% of our outstanding shares as equity awards.

As a matter of practice, the committee considers granting equity awards once per year, unless special circumstances dictate otherwise. Awards are made to the named executive officers on the same date as other plan participants. For the past eight years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This timing gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

The committee establishes the grant date values of the equity awards (which are disclosed in the “Grants of Plan Based Awards” table following this Compensation Discussion and Analysis) by considering prior year awards and the comparative data in the compensation survey described above. For all comparative positions (CEO, Executive VP-Corrugated, CFO and SVP-Sales and Marketing), the aggregate grant date value of our 2012 annual equity awards ranged from 1% to 17% higher than 2011. Retention equity awards made to Mr. Kowlzan and Mr. Hassfurther in 2011 were considered special in nature and were not considered for purposes of determining the 2012 equity awards. The committee targeted the number of shares awarded at 2011 levels and made individual adjustments based upon a determination to increase long-term compensation levels in relation to the comparative peer group in light of PCA’s performance and the officer’s contribution to such performance. Accordingly, Mr. Kowlzan received a 12% increase and Mr. Hassfurther received a 17% increase in the grant date value of restricted stock awarded. The stock price on the date of grant, which was used to calculate the number of shares granted, was approximately 1% higher than the price at which 2011 awards were granted. Our executive chairman, Mr. Stecko, does not receive equity awards.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan. Mr. Stecko no longer participates in a SERP, and we contribute $17,000 per month to his deferred compensation plan ($204,000 annually).

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in ten different investment funds, including in PCA common stock under the PCA Employee Stock Ownership Plan. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in PCA common stock. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award. Instead of providing a SERP benefit to Mr. Stecko, we contribute $17,000 per month to his deferred compensation plan.

Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include an annual lump sum cash perquisite allowance for all named executive officers plus payment of certain club membership dues for certain named executive officers. Tax gross-ups are provided on the same basis as to non-executive employees. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	vested stock options remain exercisable for up to 90 days after the date of termination;

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause before the expiration of his three-year employment agreement, a pro-rata portion of the 125,000 restricted shares awarded to him in 2010 at the onset of his employment agreement will vest based on his length of service through termination. Through December 31, 2012, Mr.Stecko has provided 30 months of service of the 36-month term of the agreement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, other than Mr. Stecko, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives, such as the motivation and retention of our executive officers. The Code Section 162(m) performance factors and annual grant limitations under the Performance Incentive Plan are intended to enable us to provide incentive compensation to certain of our executive officers in a manner that qualifies for an exemption, as “performance-based compensation”, from the deduction limitations under Section 162(m).

Policies Applicable to Executive Officers

Trading in Our Stock

We have a policy, which prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer or executive chairman and our general counsel to ensure compliance with applicable securities laws. While pledging of company stock has not been prohibited historically, arrangements are reviewed by the committee to ensure that amounts of shares and potential effects of the arrangement are not significant. At its February 28, 2013 meeting, the committee determined to prohibit future pledging of company stock by executive officers and directors and provided a reasonable time for any existing arrangements to be terminated.

Compensation Recovery Policy

In 2012, the board adopted an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will re-evaluate this policy for potential revisions when the final regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to clawbacks are adopted.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents, Senior Vice Presidents and the Executive Chairman; and

•	3x annual base salary for other executive officers.

Non-management directors must hold stock having a value equal to 5x the cash portion of their annual retainer fee. The required holding is currently $200,000 worth of stock.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans;

and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance stock awards and pledged shares do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers, including the named executive officers, are in compliance with, or are making adequate progress toward compliance with, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2012	938,976	1,920,800	1,610,000	595,899	118,998	5,184,673
Chief Executive Officer	2011	885,816	4,607,190	1,187,000	522,560	116,234	7,318,800
	2010	634,656	1,548,400	1,175,000	294,762	68,469	3,721,287
Paul T. Stecko	2012	978,516	—	1,310,000	64,550	255,060	2,608,126
Executive Chairman	2011	950,004	—	970,000	68,668	254,973	2,243,645
	2010	936,480	3,755,400	1,504,000	61,897	384,977	6,642,754
Thomas A. Hassfurther	2012	736,980	1,426,880	1,050,000	744,472	125,405	4,083,737
Executive Vice President—	2011	695,256	4,118,850	768,000	674,249	120,324	6,376,679
Corrugated Products	2010	574,410	1,106,000	760,000	347,037	89,028	2,876,475
Richard B. West	2012	530,472	878,080	740,000	367,525	77,753	2,593,830
Senior Vice President and	2011	515,016	830,178	545,000	343,172	77,039	2,310,405
Chief Financial Officer	2010	452,010	752,080	540,000	230,381	58,668	2,033,139
Thomas W.H. Walton	2012	327,828	432,180	410,000	247,545	61,372	1,478,925
Senior Vice President —Sales	2011	318,276	427,298	315,000	223,393	60,546	1,344,513
and Marketing, Corrugated Products	2010	309,000	387,100	310,000	130,364	59,552	1,196,016

(1)	All stock awards are restricted stock. The dollar amounts shown for stock awards reflect the grant date fair value of the award. The fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

Date of Grant	PCA Common Stock Closing Price
June 28, 2010	$22.12
July 1, 2010	22.08
February 22, 2011	28.98
June 21, 2011	27.13
June 22, 2012	27.44

In 2010, the annual equity award was made to the named executive officers on June 28, 2010. On July 1, 2010, Mr. Stecko received an award of 125,000 shares in connection with his three-year employment agreement to serve as executive chairman.

In 2011, the annual equity award was made to the named executive officers on June 21, 2011. On February 22, 2011, in connection with the execution of our management succession plan, each of Mr. Kowlzan and Mr. Hassfurther received a retention award of 100,000 shares.

In 2012, the annual equity award was made to the named executive officers on June 22, 2012.

(2)	Non-equity incentive awards for 2012 to the named executive officers averaged 157% of the target awards under our Performance Incentive Plan. The 2012 target awards and the actual awards are summarized in the following table:

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$1,025,000	$1,610,000	157%
Paul T. Stecko	800,000	1,310,000	164%
Thomas A. Hassfurther	680,000	1,050,000	154%
Richard B. West	475,000	740,000	156%
Thomas W.H. Walton	280,000	410,000	146%
Total	3,260,000	5,120,000	157%

(3)	For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2012” below.

2012 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $81,471, $50,730, $95,470, $87,453 and $94,624 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $514,428, $0, $649,002, $280,072 and $152,921, respectively. Mr. Stecko received an in-service distribution from the Pactiv pension plan of $13,820 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004

2011 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $77,026, $54,848, $90,409, $83,092 and $89,793 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $445,533, $0, $583,840, $260,080 and $133,600, respectively. Mr. Stecko received an in-service distribution from the Pactiv pension plan of $13,820 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004.

2010 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West, and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $56,478, $48,077, $66,850, $63,321, and $63,454 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $238,284, $0, $280,187, $167,060 and $66,910 respectively. Mr. Stecko received an in-service distribution under the Pactiv pension plan of $13,820 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004.

(4)	“All Other Compensation” is broken down as follows:

	Year	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Gifts	Club Memberships	Legal, Tax & Financial Planning	Tax Gross-Up
Mark W. Kowlzan	2012	$70,000	$14,714	—	$34,113	$100	—	—	$71
	2011	70,000	14,500	—	31,563	100	—	—	71
	2010	35,000	14,316	—	18,686	100	$325	—	42
Paul T. Stecko	2012	—	14,674	$204,000	36,208	100	—	—	78
	2011	—	14,324	204,000	36,478	100	—	—	71
	2010	70,000	14,370	204,000	33,624	100	—	$36,511	26,372
Thomas A. Hassfurther	2012	60,000	14,684		23,639	200	26,765	—	117
	2011	60,000	14,500	—	21,682	250	23,846	—	46
	2010	35,000	14,420	—	15,450	100	24,016	—	42
Richard B. West	2012	50,000	14,698		12,887	100	—	—	68
	2011	50,000	14,438	—	12,433	100	—	—	68
	2010	35,000	14,426	—	9,080	100	—	—	62
Thomas W.H. Walton	2012	30,000	14,693		2,355	100	14,178	—	46
	2011	30,000	14,342	—	2,208	225	13,725	—	46
	2010	30,000	14,356	—	1,713	200	13,200	—	83

The methodology for calculating the aggregate incremental cost for cash perquisite allowances for Mr. Kowlzan, Mr. Hassfurther, Mr. West and Mr. Walton and payments for club membership dues for Mr. Kowlzan, Mr. Hassfurther and Mr. Walton is the actual amounts paid without any tax gross-up. Items received as gifts and Mr. Stecko’s 2010 legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment, which is separately quantified under “Tax Gross-Up”.

Grants of Plan Based Awards for 2012

The following table describes the annual restricted stock (RS) and annual cash performance incentive (PIP) awards made to the named executive officers during 2012.

	Award	Grant Date	Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
Name				Threshold ($)	Target ($)	Maximum ($)
Mark W. Kowlzan	RS	6/22/2012	6/22/2012				70,000	$1,920,800
	PIP			$0	$1,025,000	$2,050,000
Paul T. Stecko	PIP			0	800,000	1,600,000		—
Thomas A. Hassfurther	RS	6/22/2012	6/22/2012				52,000	1,426,880
	PIP			0	680,000	1,360,000
Richard B. West	RS	6/22/2012	6/22/2012				32,000	878,080
	PIP			0	475,000	950,000
Thomas W.H. Walton	RS	6/22/2012	6/22/2012				15,750	432,180
	PIP			0	280,000	560,000

(1)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2012 target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Executive Incentive

Compensation Plan.” The 2012 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)	All stock awards are restricted stock, which may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by us on the vesting date, which is four years after the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

(3)	The grant date fair value of restricted stock is determined based on the closing price of our common stock on the grant date. On June 22, 2012, the grant date for the annual awards to the named executive officers, the closing price was $27.44.

Employment Agreement

On June 28, 2010, we entered into a three-year employment agreement with Mr. Stecko, which took effect on July 1, 2010. Mr. Stecko served as our chairman and chief executive officer through June 30, 2010. Pursuant to the employment agreement, Mr. Stecko serves as our executive chairman and remains an executive officer of PCA for a period of three years commencing on July 1, 2010. Mr. Stecko’s base salary was initially established at $950,000 (subject to periodic review by the committee) and his annual target incentive award is $800,000. Pursuant to the agreement, the committee awarded him 125,000 shares of restricted stock on July 1, 2010, all of which will vest on July 1, 2013, provided that he remains employed by us on such date. The restricted stock will vest in full upon Mr. Stecko’s death or disability or a change in control of the company. The agreement is terminable by either party at any time without cause. If we terminate the agreement without cause, a pro-rata portion of the restricted stock (based on his length of service through such termination) will vest. Mr. Stecko continues to participate in the deferred compensation plan and other PCA health and benefit plans on the same basis on which he participated in those plans before the time of the agreement.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2012

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, or Units of Stock That Have Not Vested	Value of Shares or Units of Stock That Have Not Vested(3)
Mark W. Kowlzan	13,000	$23.90	6/30/2014	303,667	$11,682,069
	11,000	$25.82	6/20/2014
Paul T. Stecko	50,000	$23.90	6/30/2014	242,500	9,328,975
	24,000	$25.82	6/20/2014
Thomas A. Hassfurther	12,600	$18.36	6/20/2013	251,667	9,681,629
	10,500	$23.90	6/30/2014
	15,000	$20.96	6/20/2013
	10,000	$25.82	6/20/2014
Richard B. West	10,500	$25.82	6/20/2014	130,600	5,024,182
Thomas W.H. Walton	16,000	$23.90	6/30/2014	66,250	2,548,638
	4,225	$25.82	6/20/2014

(1)	Options granted before 2005 vest in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vest in three equal annual installments and expire on the seventh anniversary of the date of grant. All options shown in the table are exercisable.

(2)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2013	2014	2015	2016
Mark W. Kowlzan	67,333	103,334	63,000	70,000
Paul T. Stecko	197,500	45,000	—	—
Thomas A. Hassfurther	71,333	83,334	45,000	52,000
Richard B. West	34,000	34,000	30,600	32,000
Thomas W.H. Walton	17,250	17,500	15,750	15,750

(3)	The closing market price of our common stock on December 31, 2012, the last trading day of the year, was $38.47 per share.

2012 Option Exercises and Stock Vested Table

Unless otherwise noted, all restricted stock shown below vested on July 2, 2012 on which date the closing market price of PCA common stock was $28.15.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mark W. Kowlzan	74,800	824,246	62,453	(1)	1,782,718
Paul T. Stecko	241,000	2,680,215	62,400		1,756,560
Thomas A. Hassfurther	31,000	282,971	57,253	(1)	1,636,338
Richard B. West	83,800	1,044,763	29,120		819,728
Thomas W.H. Walton	28,500	350,617	6,200		174,530

(1)	Includes shares of restricted stock that vested on February 22, 2012, on which date the closing market price of PCA common stock was $28.89.

Pension Benefits as of December 31, 2012

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Mark W. Kowlzan	Plan 1	13.71	564,319	—
	Plan 2	13.71	1,587,182	—
Paul T. Stecko	Plan 1	13.71	558,947	$13,820
Thomas A. Hassfurther	Plan 1	13.71	782,180	—
	Plan 2	13.71	2,000,944	—
Richard B. West	Plan 1	13.71	631,448	—
	Plan 2	13.71	1,160,824	—
Thomas W.H. Walton	Plan 1	13.71	630,577	—
	Plan 2	13.71	431,734	—

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2012) (the

“PCA Pension Plan”). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2012. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2012.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2012). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2012.

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Stecko elected to begin receiving in-service distributions from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to our eligible executive officers, including the named executive officers, except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2012 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2012. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 13.71 years.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2012 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.25% discount rate, the same discount rate we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the 2013 Section 430 Annuitant Table for Annuitants and Non-Annuitants Per Section 1.430(h)(3)-1(e)) but do not include a factor for preretirement termination, mortality, or disability.

(3)	This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Stecko from the Pactiv pension plan in 2012 was $25,784, which further includes benefits earned before April 12, 1999.

2012 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Paul T. Stecko(3)	—	$204,000	$30,091	—	$1,047,755
Thomas A. Hassfurther	—	—	55,572	—	684,998
Richard B. West	—	—	7,175	—	227,318
Thomas W.H. Walton	—	—	—	—	—

(1)	We provide a monthly contribution of $17,000 for Mr. Stecko, in lieu of providing a SERP benefit to him. This amount is included in “All Other Compensation” in the Summary Compensation Table.

(2)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

(3)	Of the Aggregate Balance at Last Fiscal Year End for Mr. Stecko, $204,000 was reported as compensation in the Summary Compensation Table for 2011 and $204,000 was reported as compensation in the Summary Compensation Table for 2010.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under the executive incentive compensation plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Blackrock Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Blackrock Equity Index are based on daily net asset value information provided directly from Blackrock.

The rates of return for the deferred compensation investment options were as follows for 2012:

Fund Name	Annual Return%
Barclays Equity Index	16.01
The Fidelity Growth Company	18.52
PIMCO Total Return	10.08
The JPMorgan Chase Prime Rate	3.25

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or Change-in-Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests. Based on the closing market price of our common stock of $38.47 on the New York Stock Exchange on December 31, 2012, the value of unvested restricted stock held by each named executive officer that would vest immediately upon a change of control was: Mr. Kowlzan, $11,682,069; Mr. Stecko, $9,328,975; Mr. Hassfurther, $9,681,629; Mr. West, $5,024,182; and Mr. Walton, $2,548,638. No named executive officer held any unvested options on that date.

In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause prior to the date of the full vesting of this July 2010 restricted stock award, a pro-rata portion of the 125,000 shares awarded to him pursuant to the agreement will vest based on his length of service through such termination. If Mr. Stecko was terminated without cause on December 31, 2012, restricted stock with a value of $4,007,291 would have vested, based on the closing market price of our common stock of $38.47 on the New York Stock Exchange on that date.

Director Compensation

For service on the board, we do not compensate management. Effective May 8, 2012, the directors shown received an annual cash retainer of $40,000 and an annual stock award of a number of fully vested shares equal to $40,000 (rounded to avoid fractional shares). The chairs of the audit and compensation committees receive an annual $15,000 chairperson fee, the chair of the nominating and governance committee receives a $10,000 chairperson fee and the presiding independent director receives a $10,000 annual fee. Directors receive $10,000 per board meeting attended and $3,500 per committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Cheryl K. Beebe	$125,500	$40,002	$165,502
Hasan Jameel	110,500	40,002	150,502
Robert C. Lyons	110,500	40,002	150,502
Samuel M. Mencoff	113,500	40,002	153,502
Roger B. Porter	113,500	40,002	153,502
Thomas S. Souleles	103,500	40,002	143,502
James D. Woodrum	118,500	40,002	158,502

Each director was awarded 1,409 fully vested shares on May 8, 2012. The dollar amounts shown for the stock awards reflect the grant date fair value of the award. The fair value of each grant is determined using the closing market price of our common stock on the New York Stock Exchange, which was $28.39 on that date. No director held any outstanding option award as of the end of the year.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2013:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 98,154,775 shares outstanding on February 28, 2013.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
BlackRock, Inc 40 East 52nd Street New York, NY 10022(1)	12,143,422	12.4
Iridian Asset Management LLC 276 Post Road West Westport, CT 06880-4704(2)	5,548,499	5.7
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(3)	5,359,526	5.5
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158(4)	5,305,468	5.4
Wellington Management Company, LLP 280 Congress Street, Boston MA 02210(5)	5,154,121	5.3
Paul T. Stecko(6)	328,000	*
Mark W. Kowlzan(7)	457,169	*
Thomas A. Hassfurther(8)	295,927	*
Richard B. West(9)	195,274	*
Thomas W.H. Walton(10)	77,690	*
Stephen T. Calhoun(11)	77,923	*
Kent A. Pflederer(12)	34,027	*
Charles J. Carter(13)	19,707	*
Samuel M. Mencoff(14)	287,344	*
Cheryl K. Beebe	7,282	*
Hasan Jameel	4,782	*
Robert C. Lyons	3,607	*
Roger B. Porter	13,782	*
Thomas S. Souleles	4,000	*
James D. Woodrum	5,782	*
All directors and executive officers as a group (15) (14 persons)	1,812,296	1.8

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2013 by BlackRock, Inc., reporting sole voting power and sole dispositive power over 12,143,422 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2013 by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy. Iridian Asset Management LLC and David L. Cohen reported shared voting power and shared dispositive power over 5,481,412 shares. Harold J. Levy reported sole voting power and sole dispositive power over 67,087 shares and shared voting and shared dispositive power over 5,481,412 shares.

(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 by the Vanguard Group, reporting sole voting power over 73,832 shares, sole dispositive power over 5,290,494 shares and shared dispositive power over 69,032 shares.

(4)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013 by Neuberger Berman Group LLC and Neuberger Berman LLC. Each reported shared voting power over 4,233,474 shares and shared dispositive power over 5,305,468 shares.

(5)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013 by Wellington Management Company, LLP, reporting shared voting power over 4,386,571 shares and shared dispositive power over 5,154,121 shares.

(6)	Includes 254,000 shares and 74,000 exercisable stock options. Included in the number of shares are 3,350 shares not subject to vesting conditions, 242,500 shares of restricted stock subject to forfeiture under certain conditions and 8,150 shares held in the 401(k) plan. The reported shares include 112,793 shares held in grantor retained annuity trusts of which Mr. Stecko is trustee and annuitant and his children are remaindermen. Mr. Stecko disclaims beneficial ownership of those shares held in trust except to the extent of his pecuniary interest therein.

(7)	Includes 433,169 shares and 24,000 exercisable stock options. Included in the number of shares are 153,090 shares not subject to vesting conditions, 270,334 shares of restricted stock subject to forfeiture under certain conditions and 9,745 shares held in the 401(k) plan. The number of shares includes 60,000 shares pledged as collateral.

(8)	Includes 275,427 shares and 20,500 exercisable stock options. Included in the number of shares are 49,043 shares not subject to vesting conditions, 218,334 shares of restricted stock subject to forfeiture under certain conditions and 8,050 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 14,560 shares held by Mr. Hassfurther’s spouse. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse.

(9)	Includes 184,774 shares and 10,500 exercisable stock options. Included in the number of shares are 45,897 shares not subject to vesting conditions, 130,600 shares of restricted stock subject to forfeiture under certain conditions and 8,277 shares held in the 401(k) plan.

(10)	Included are 9,005 shares not subject to vesting conditions, 66,250 shares of restricted stock subject to forfeiture under certain conditions and 2,435 shares held in the 401(k) plan.

(11)	Included are 36,731 shares not subject to vesting conditions, 34,600 shares of restricted stock subject to forfeiture under certain conditions and 6,592 shares held in the 401(k) plan.

(12)	Mr. Pflederer is PCA’s Senior Vice President—Legal and Administration and Corporate Secretary and an executive officer. Includes 32,777 shares and 1,250 exercisable stock options. Included in the number of shares are 890 shares not subject to vesting conditions, 29,350 shares of restricted stock subject to forfeiture under certain conditions and 2,537 shares held in the 401k plan.

(13)	Mr. Carter is PCA’s Vice President-Containerboard and an executive officer. Includes 18,650 shares of restricted stock subject to forfeiture under certain conditions and 1,057 shares held in the 401(k) plan.

(14)	Includes 226,006 shares owned by Mr. Mencoff, and 61,338 shares held through Temple Hall Partners, LP, a family owned limited partnership, Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(15)	Includes 130,250 exercisable stock options, 1,010,618 shares of restricted stock subject to forfeiture under certain conditions and 46,843 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2012.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2014 Annual Meeting of Stockholders must be received at our principal executive offices by November 22, 2013, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2014 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2014 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than January 31, 2014 and no later than March 2, 2014. If the 2014 annual meeting is called for a date that is not within 30 days before or after May 1, 2014, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2013 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer Corporate Secretary

March 22, 2013

APPENDIX A

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED

1999 LONG-TERM EQUITY INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Packaging Corporation of America (the “Company”) and its Subsidiaries by (a) providing Eligible Individuals (as described herein) with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.

2.	Definitions.

(a)	“Award” means any award granted under the Plan in accordance with the terms hereof.

(b)	“Board” mean the board of directors of the Company.

(c)	“Cash Incentive Award” has the meaning set forth in Section 7(b).

(d)	“Cause” means, unless otherwise provided by the Committee, the occurrence of one or more of the following events:

(i)	a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Subsidiaries, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Subsidiaries or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Subsidiaries;

(ii)	any act or acts of disloyalty or misconduct by a Participant injurious to the interest, property, operations, business or reputation of the Company or its Subsidiaries or conviction of a Participant of a crime the commission of which results in injury to the Company or its Subsidiaries; or

(iii)	a Participant’s failure or inability (other than by reason of his or her permanent disability) to carry out effectively his or her duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the Board.

(e)	“Change in Control” means the occurrence of one of the following events:

(i)	if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board; provided, however, that the Committee with respect to Awards to Non-Employee Directors shall be the Board. Notwithstanding the foregoing (other than the proviso applicable to Non-Employee Directors), (i) as long as the Company is subject to Section 16 of the Exchange Act, the Committee for purpose of the Plan shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements, and (ii) any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and applicable regulations.

(h)	“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i)	“Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

(j)	“Disability” means, except as otherwise provided by the Committee, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his position for the Company and its Subsidiaries, which condition is expected to be permanent; provided, however, that in the case of a Non-Employee Director, “Disability” means an injury or illness which, as determined by the Committee, renders the Participant unable to serve as a director of the Company.

(k)	“Effective Date” has the meaning set forth in Section 17.

(l)	“Eligible Individual” means any directors, officer or employee of the Company or any Subsidiary, any individual who perform services for the Company or any Subsidiary, or any individual for whom an offer of employment has been extended by the Company and its Subsidiaries; provided, however, that an Award to a person to whom an offer of employment has been extended shall not be effective until such individual begins to provide services to the Company or any Subsidiary.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(o)	“Exercise Price” has the meaning set forth in Section 6(a).

(p)	“Expiration Date” has the meaning set forth in Section 6(c).

(q)	“Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(r)	“Fair Market Value” of a share of Common Stock means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair market value of the Common Stock determined in good faith by the Board; provided, however, that when Shares received upon exercise of an Option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any Shares used to pay the Exercise Price and applicable withholding taxes and to compute the withholding taxes.

(s)	“Full Value Award” has the meaning set forth in Section 7(a).

(t)	“Good Reason” means, unless otherwise provided by the Committee, the occurrence of one or more of the following events:

(i)	a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control; or

(ii)	a material reduction in the Participant’s annual base salary and target bonus as in effect immediately prior to the Change in Control.

A Participant’s Termination Date shall not be considered to be on account of Good Reason unless, within 30 days after the occurrence of an event described above, the Participant notifies the Company that the event has occurred, the Company has not remedied the event or condition by the 30th day following the date of such notice and the Participant terminates employment within 30 days following the expiration of the Company’s 30 day cure period.

(u)	“Incentive Stock Option” means an Option conforming to the requirements of Section 422 of the Code and any successor thereto.

(v)	“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(w)	“Non-Qualified Stock Option” means any Option other than an Incentive Stock Option.

(x)	“Option” means the grant of an Award under the Plan that entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time of grant. Options may be either Incentive Stock Options or Non-Qualified Stock Options, as determined by the Committee; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(y)	“Participant” means any person to whom an Award is granted under the Plan.

(z)	“Performance-Based Compensation” has the meaning specified in Section 8.

(aa)

“Performance Criteria” means performance targets based on one or more of the following criteria (i) earnings including pre-tax income or after-tax income, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or book value per share or net earnings; (ii) earnings per share (basic or diluted); (iii) operating profit; (iv) revenue, revenue growth or rate of revenue growth; (v) return on assets (gross or net), return on investment, return on capital (including return on total capital or return on invested capital), or return on equity; (vi) returns on sales or revenues; (vii) operating expenses; (viii) stock price appreciation or total shareholder return; (ix) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (x) implementation or completion of critical projects or processes; (xi) economic profit; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin (including any of the earnings measures described in clause (i) above as a percentage of revenues); (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) improvement in or attainment of expense levels or working capital levels; or (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company or any Subsidiary, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude impacts of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events and the cumulative effects of tax or accounting principles and identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings.

(bb)	“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment or service on retirement with the approval of the Committee.

(cc)	“Share” has the meaning specified in Section 4(a).

(dd)	“SAR” means an Award granted under the Plan that entitles the Participant to receive that number of Shares having a Fair Market Value equal to the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise, over (ii) an Exercise Price established by the Committee at the time of grant.

(ee)	“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company; provided, however, that for purpose of Incentive Stock Options, a “Subsidiary” will be limited to a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ff)	“Substitute Award” means an Award of Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under Section 6(e).

(gg)	“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Subsidiaries and ceases to perform material services for the Company and the Subsidiaries, regardless of the reason for the cessation; provided, however, that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Subsidiary which was the recipient of the Participant’s services; and provided further that with respect to a Non-Employee Directors, “Termination Date” means the date on which the Non-Employee Director’s service as a Non-Employee Director terminates for any reason. The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

3.	Administration.

(a)	Administration Generally. The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board.

(b)	Rights and Powers of Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time, form and substance of Awards made under the Plan to each Participant, and the terms, conditions, performance targets, restrictions and other provisions applicable to any Award, (iii) certify that the conditions and restrictions applicable to any Award have been met, (iv) modify the terms of, cancel or suspend Awards made under the Plan, (v) conclusively interpret the Plan and Awards made thereunder, (vi) accelerate the vesting or exercisability of any Award, (vii) make any adjustments necessary or desirable in connection with Awards made under the Plan to Eligible Individuals located outside the United States, and (viii) adopt, amend, or rescind such rules and regulations relating the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to and make such all determinations, for carrying out the Plan as it may deem appropriate. Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements for Performance-Based Compensation, and to take such actions, establish such procedures and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A.

(c)	Decisions Binding. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading.

(d)	Delegation. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)	Furnishing of Information. The Company and its Subsidiaries shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Subsidiaries as to an individual’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

(f)	Liability of Committee Members. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

(g)	Expenses and Funding. The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan.

4.	Shares Reserved and Limitations.

(a)	Generally. Subject to adjustments as provided in Section 4(d), an aggregate of 10,550,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, then such unpurchased or forfeited Shares shall thereafter be available for further grants under the Plan. Substitute Awards shall not reduce the number of Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to Section 4(b).

(b)	Limitations.

(i)	Incentive Stock Options. Subject to the terms and conditions of the Plan, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 10,550,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(ii)	Limits on Options and SARs. The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall not exceed 400,000. For purposes of this Section 4(b)(ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Stock for purposes of applying the limitations of this Section 4(b)(ii).

(iii)

Limits on Full Value Awards. For Full Value Awards that are intended to be Performance-Based Compensation, no more than 400,000 Shares may be delivered pursuant to such Awards granted to any one Participant during any one calendar-year period (regardless of whether settlement of the

Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Section 4(b)(iii) shall be subject to the following:

(A)	If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(B)	If delivery of Shares or cash is deferred until after the Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Stock is earned shall be disregarded.

(iv)	Limits on Cash Incentive Awards. For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $5,500,000.00 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this Section 4(b)(iv), shall be subject to the following:

(A)	If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.

(B)	If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(c)	Form of Award. To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(d)	Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, other distribution of assets (other than normal cash dividends), or any other change in the corporate structure or shares of the Company, the Committee shall, in its sole discretion (i) adjust in the number and kind of shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4(a) and 4(b), including number of shares that may be delivered to an individual during any specified time as described in Section 4(b)), (ii) adjust the number and kind of shares or other property subject to outstanding Awards under the Plan, (iii) adjust the Exercise Price of outstanding Options and SARs, and (iv) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price (or for no consideration if the Exercise Price exceeds the value of the Shares); provided, however, that the Committee shall not be required to make any adjustment that would (I) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a Participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (II) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding Awards that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (1) canceled in exchange for cash or other property or (2) assumed by the surviving or continuing corporation

5.	Participation.

Participation in the Plan shall be limited to Eligible Individuals. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those person who will be granted one or more Awards under the Plan. Subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the Plan and more than one Award may be granted to a Participant. Nothing in the Plan or in any grant thereunder shall confer any right on a Participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Eligible Individuals under the Plan, whether or not such individuals are similarly situated. A grant of any Award an Eligible Individual shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Individual in that year or subsequent years.

6.	Options and SARs.

The Committee may from time to time grant to Eligible Individuals Options and/or SARs (or a combination thereof). The Award granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

(a)	Exercise Price. The “Exercise Price” per Share of an Option or SAR shall be established at the time of grant; provided, however, that in no event shall the Exercise Price be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant (or, if greater, par value). In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the Option, unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)	Exercise and Vesting. The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date thereof and no SAR may be exercised unless, on the date of exercise, the Fair Market Value of a Share exceeds the Exercise Price.

(i)	Special Exercise Rules. Unless otherwise provided by the Committee:

(A)	If a Participant’s Termination Date occurs due to death or Disability, all of the Participant’s Options and SARs shall become fully vested and exercisable as of the Participant’s Termination Date.

(B)	For those Participants who are employees of the Company at the time of such Change in Control, if there is a Change in Control of the Company and a Participant’s Termination Date occurs on or within one year after such Change in Control by reason of termination by the Participant for Good Reason or by Company other than for Cause, all of the Participant’s Options and SARs shall become fully vested and exercisable upon the Termination Date.

(C)	If a Participant’s Termination Date occurs for any reason other than death or Disability (including Retirement) or by reason of a termination on or following a Change in Control as described in Section 6(b)(i)(B)), all of the Participant’s Options and SARs that were not exercisable on the Termination Date shall be forfeited immediately upon the Termination Date.

(ii)	Method of Exercise. Options may be exercised, in whole or in part, upon payment of the Exercise Price of the Shares to be acquired in accordance with procedures established by the Committee. An SAR shall be exercised upon notification by the Participant to the Company in accordance with procedures established by the Committee; provided, however, that all SARs will be exercised automatically on the last day prior to the Expiration Date of the SAR so long as the Fair Market Value of a Share on that date exceeds the Exercise Price of the SAR.

(iii)	Payment of Exercise Price. Subject to the following provisions of this Section 6(b)(iii), the full Exercise Price of each Share purchased upon exercise of an Option shall be paid at the time of exercise. Payment of the Exercise Price shall be made (A) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (B) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate Exercise Price payable with respect to the Options’ exercise, (C) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, or (D) by any combination of the foregoing.

(iv)	Payment of Exercise Price with Shares. In the event a Participant elects to pay the Exercise Price payable with respect to an Option pursuant to Section 6(b)(iii)(B) above (relating to delivery of Common Stock), (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) the Participant must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the Exercise Price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (I) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (II) direction to the Participant’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the Exercise Price is made by delivery of Common Stock, the difference, if any, between the aggregate Exercise Price payable with respect to the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender shares of Common Stock having a Fair Market Value exceeding the aggregate Exercise Price payable with respect to the Option being exercised (plus any applicable taxes).

(c)	Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that unless determined otherwise by the Committee, the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of:

(i)	the ten-year anniversary of the date on which the Option or SAR is granted;

(ii)	if the Participant’s Termination Date occurs by reason of death or Disability, 180 days after the Termination Date;

(iii)	if the Participant’s Termination Date occurs on or within one year following a Change in Control by reason of termination by the Participant for Good Reason or by the Company for reasons other than for Cause, the first anniversary of the Termination Date;

(iv)	if the Participant’s Termination Date occurs by reason of Retirement or for any reason other than death, Disability or termination for Cause, 90 days after the Termination Date provided that the Participant does not engage in Competition during such 90–day period unless he or she receives written consent to do so from the Board or the Committee; and

(v)	if the Participant’s Termination Date occurs for reasons of Cause, the day preceding the Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

(d)	Limitations on Incentive Stock Options. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e)	No Repricing. Except for either adjustments pursuant to Section 4(d) (relating to the adjustment of Shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of the Company’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.

(f)	No Dividends. No dividends or dividend equivalents may be paid or awarded on outstanding Options or SARs.

7.	Full Value Awards.

(a)	Definitions.

(i)	Full Value Award. A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to one or more of the following, as determined by the Committee:

(A)	The grant may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due.

(B)	The grant may be contingent on the achievement of performance or other objectives (including completion of service) during a specified period.

(C)	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(ii)	Cash Incentive Award. A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

(b)

Special Vesting Rules. Except for (i) awards granted in lieu of other compensation, and (ii) grants that are a form of payment of earned performance awards or other incentive compensation, if an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with Company or the Subsidiaries, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three year period and to acceleration of vesting in the event of the Participant’s death, Disability, involuntary termination, Retirement or in connection with a Change in Control).

8.	Performance-Based Compensation.

The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. To the extent required by Section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	Establishment of Performance Targets. The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under Section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.

(b)	Committee Certification Required. A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this Section 8(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	Termination Prior to End of Performance Period. If a Participant’s employment terminates because of death or Disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Participant’s Full Value Award or Cash Incentive Award may, to the extent provided by the Committee, become vested without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.

Nothing in this Section 8 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 8 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

9.	Withholding Taxes.

All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Common Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact). The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

10.	Written Agreement.

Unless the Committee determines otherwise, each Participant shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.

11.	Transferability.

Unless the Committee determines otherwise, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an Option may be exercised only by the Participant; by his or her Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any award granted under the Plan and transferred as permitted by this Section 11, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original Participant.

12.	Listing, Registration, Restrictions and Certification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised or settled, in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

13.	Liability for Cash Payments.

Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such payment is attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

14.	Notices.

Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Subsidiary, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

15.	Form and Time of Elections.

Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

16.	Amendment and Termination of the Plan.

The Board or the Committee may amend or terminate the Plan at any time, and the Committee may amend any Award; provided, however that, no amendment or termination may, in the absence of consent to the change by the affected Participant (or Beneficiary, if applicable), adversely affect the rights of any Participant (or Beneficiary) under any Award granted under the Plan prior to such amendment or termination is adopted; and provided, further that, adjustments pursuant to Section 4(d) (relating to adjustment of shares) shall not be subject to the foregoing limitations of this Section 16. Notwithstanding the foregoing, the provisions of Section 6(e)(relating to repricing) cannot be amended without the approval of the Company’s stockholders and no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such amendment is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to Section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

17.	Effective Date and Termination Date.

The original date of commencement of the Plan was October 19, 1999. The Plan has been amended from time thereafter and this amendment and restatement of the Plan shall be effective as of the date that it is approved by the stockholders of the Company (the “Effective Date”). The Plan shall be of unlimited duration, and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid; provided, however, no new Awards will be made under the Plan after the tenth anniversary of the Effective Date.

18.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

19.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Cheryl K. Beebe	☐	☐	☐	02 - Hasan Jameel	☐	☐	☐	03 - Mark W. Kowlzan	☐	☐	☐

	04 - Robert C. Lyons	☐	☐	☐	05 - Samuel M. Mencoff	☐	☐	☐	06 - Roger B. Porter	☐	☐	☐

	07 - Thomas S. Souleles	☐	☐	☐	08 - Paul T. Stecko	☐	☐	☐	09 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve the Amended and Restated 1999 Long-Term Equity Incentive Plan.	☐	☐	☐	3.	Proposal to approve our executive compensation.	☐	☐	☐

4.	Proposal to ratify appointment of Ernst & Young LLP as our auditors.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Packaging Corporation of America

1955 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints MARK W. KOWLZAN, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 11, 2013, at the annual meeting of stockholders to be held on May 1, 2013 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138.

A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2, 3, and 4 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.

If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposals 2, 3, and 4.